UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2019

CENTURY CASINOS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	0-22900	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado	80903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Per Share Par Value	CNTY	Nasdaq Capital Market, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b‑2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

On December 6, 2019 (the “Closing Date”), Century Casinos, Inc. (the “Company”) completed its previously announced acquisition (the “Acquisition”) of the operations of Isle Casino Cape Girardeau (“Cape Girardeau”), located in Cape Girardeau, Missouri, Lady Luck Caruthersville (“Caruthersville”), located in Caruthersville, Missouri, and Mountaineer Casino, Racetrack and Resort (“Mountaineer”, and together with Cape Girardeau and Caruthersville, the “Casinos”), located in New Cumberland, West Virginia, from Eldorado Resorts, Inc., pursuant to an Equity Purchase Agreement, dated as of June 17, 2019, by and among the Company, MTR Gaming Group, Inc., Isle of Capri Casinos LLC, VICI Properties L.P. (“PropCo”), an affiliate of VICI Properties Inc., and Eldorado Resorts, Inc.

On the Closing Date, the Company acquired all of the equity interests of Mountaineer Park, Inc., IOC-Caruthersville, LLC, and IOC-Cape Girardeau, LLC for a purchase price of approximately $107 million, subject to a working capital adjustment.  These entities own and conduct the operations of the Casinos.  Immediately prior to the Acquisition, PropCo acquired ownership of the real estate assets of the Casinos pursuant to a Real Estate Purchase Agreement.

On the Closing Date, certain subsidiaries of the Company (collectively, the “Tenant”) and certain subsidiaries of VICI Properties Inc. (collectively, the “Landlord”) entered into a Lease (the “Lease”) for the three Casino properties.  The Company has provided a guarantee of the Tenant’s obligations under the Lease.  The Lease has an initial term of 15 years, with four five-year renewal options.  The Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the Casino properties, including real estate taxes, insurance, utilities, maintenance and operational costs.

The Lease has an initial annual rent (the “Rent”) of approximately $25.0 million.  The Rent will escalate at a rate of 1% for the 2nd and 3rd years and the greater of either 1.25% (the “Base Rent Escalator”) or the increase in the Consumer Price Index (“CPI”) for the 4th, 5th, 6th and 7th years, subject to adjustment from and after the 6th year if the Minimum Rent Coverage Ratio (as defined in the Lease) is not satisfied.  For the 8th, 9th and 10th years of the Lease term, Rent will be calculated as (i) 80% of the Rent for the 7th lease year (“Base Rent”), subject to an annual Base Rent Escalator of the greater of 1.25% or CPI subject to adjustment if the Minimum Rent Coverage Ratio is not satisfied, plus (ii) variable rent (“Variable Rent”) equal to 20% of the Rent for the 7th lease year, plus or minus 4% of the change in average net revenue of the Casinos calculated as set forth in the Lease.  For the 11th year and thereafter of the initial lease term, the Base Rent will escalate annually as set forth above and the Variable Rent will be recalculated as set forth in the Lease. The Lease contains customary events of default and Landlord remedies.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Lease, dated as of December 6, 2019, among certain of the Company’s subsidiaries named therein, as tenant, and certain of VICI Properties Inc.’s subsidiaries named therein, as landlord.

* Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. Schedules have been omitted from this exhibit pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit or a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Casinos, Inc.

Date: December 11, 2019	By: /s/ Margaret Stapleton
Margaret Stapleton
Chief Financial Officer